Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of

Investcorp Credit Management BDC, Inc.

Our audits of the consolidated financial statements and internal control over financial reporting referred to in our report dated September 13, 2019 incorporated by reference in the prospectus supplement of Investcorp Credit Management BDC, Inc. and subsidiaries (formerly CM Finance Inc) (the “Company”) dated October 15, 2019 also included an audit of the senior securities table appearing on page S-28. This table is the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audits of the consolidated financial statements.

In our opinion, the senior securities table for the years ended June 30, 2019 and 2018, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ RSM US LLP

New York, NY

October 15, 2019